Exhibit 10.15

MASTER SERVICE AGREEMENT

This Master Service Agreement (“Agreement”) is entered into on April 29th , 2008 (“MSA Effective Date”) by and between Equinix Operating Co., Inc. (“Equinix”) and the undersigned customer (“Customer”), and includes the following exhibits:

a.	Exhibit A – Confidentiality Provisions; and

b.	Exhibit B – Sublicensing Provisions.

Capitalized terms used herein but not otherwise defined will have the meaning ascribed to them in Section 10.

1.	Services.

Subject to the terms and conditions set forth in this Agreement, Equinix will provide the Services to Customer.

2.	Ordering.

a. Customer may request Services during the Term by (i) executing a statement of work prepared by Equinix (“SOW”), (ii) placing an online order via the Customer Care Website (“Online Order”), or (iii) placing a phone order (“Phone Order”). SOWs, Online Orders and Phone Orders may also be collectively referred to as “Orders”. SOWs will not be effective unless signed by both Parties. Online Orders and Phone Orders do not need to be signed by both Parties to be effective, but they will only be effective if Equinix accepts the Online Order or Phone Order in accordance with Equinix’s then-current ordering procedures or Equinix begins providing the Service ordered in the Online Order or Phone Order. Customer and Equinix may execute multiple Orders under this Agreement and all Orders will be governed by the terms and conditions of this Agreement. Each additional Order will supplement rather than replace the prior Orders, unless otherwise stated by the Parties in writing. If Customer requests a change to an existing Order, Equinix will prepare a change order (“Change Order”) which will be effective when signed by the Parties or when Equinix sends an Order Confirmation. Change Orders will amend existing Orders but will not replace them, unless otherwise agreed to by the Parties in writing. Equinix has no obligation to execute, or to amend, any Order, including any Change Order, with Customer.

        b. Equinix will provide Customer with an account and password to access the Customer Care Website. Customer is responsible for maintaining the confidentiality of its account and password and for restricting and granting access thereto. Notwithstanding anything in this Agreement to the contrary, Customer is responsible and liable for all activities that occur under Customer’s account (including all payments owed for any Orders that are placed under Customer’s account), regardless of whether such activities are conducted by Customer, a Sublicensee or any other third party, and regardless of whether such Orders are authorized by Customer. Equinix does not have any obligation to verify that anyone using Customer’s account and password has Customer’s authorization.

3.	Payment Terms and Taxes.

a. Unless otherwise agreed between the Parties in writing, Service Fees for the Services will begin to accrue on the Billing Commencement Date. Equinix will invoice Customer for the Services on a monthly basis (partial months will be billed on a pro rata basis based on a thirty (30) day month) and Customer will pay for the Services in accordance with this Section 3. Customer will pay in full all invoices (excluding Disputed Amounts, subject to a pending dispute) from Equinix within thirty (30) days of the invoice. Any past due amounts owed (excluding Disputed Amounts, subject to a pending dispute() by Customer will accrue interest at the lesser of one and a half percent (1.5%) per month or the highest rate permitted by applicable law. Unless otherwise stated in the Order, all invoices will be paid in U.S. Dollars. Unless otherwise agreed to by the parties in writing, Equinix will invoice in advance each month for all recurring Services (except for the first partial month, if applicable, of recurring Services).

b. The Service Fees for Services ordered through SOWs will be listed on the SOWs. For Online Orders and Phone Orders, the Service Fees will be Equinix’s then-current list price for such Services, unless otherwise agreed to by the Parties in writing or in an Order Confirmation. Customer agrees to pay for each Service for the duration of the applicable Order. Notwithstanding anything in this Agreement to the contrary, upon sixty (60) days prior notice to Customer, Equinix may in its reasonable discretion change the rates and fees for any and all Services at any time(s) after twelve (12) months from the effective date of the applicable SOW for such Service, unless otherwise agreed to by the Parties in writing. For purposes of the prior sentence, in the case of each Online Order and Phone Order, the “applicable SOW” shall mean the SOW which contains the Licensed Space in which the Services ordered on such Online Order or Phone Order are installed.

c. Equinix is not responsible or in any way liable for any Taxes or third-party charges related to the activities, or the ownership or operation of the equipment (including Customer’s Equipment), of any of the following: Customer’s Authorized Persons, Accompanying Persons, and Associated Entities, at any IBX Center, or attributable to, any IBX Center. Without limiting the foregoing, Customer will be responsible for paying any and all Taxes separately imposed, levied or assessed against Customer by, and preparing and filing any necessary return with, any governmental, quasi-governmental or tax authorities by the date such payments and returns are due. In no event will Customer’s Equipment be construed to be fixtures. Service Fees are exclusive of any Taxes imposed on Service Fees. Customer will be responsible for paying any Taxes imposed on Service Fees at the same time it pays the Service Fees. Customer will be responsible for timely paying in full all Taxes.

        d. In the event that Customer’s account is past due (excluding Disputed Amounts, subject to a pending dispute) two (2) or more times in any twelve (12) month period, Equinix may charge Customer a deposit equal to one (1) month of the recurring Service Fees that are billable at the time such deposit is charged (the “Deposit”). The Deposit shall be held by Equinix and returned or credited to Customer, without interest, upon termination of this Agreement if Customer so requests in writing at that time. In the event of breach of this Agreement by Customer, Equinix shall, without limiting its remedies otherwise available, have the right to apply the Deposit to the damages suffered by Equinix as a result of such breach.

e. If Customer wishes to dispute a charge listed on an Equinix invoice to Customer (a “Disputed Amount”), Customer must submit a written dispute notice that includes reasonably sufficient supporting documentation within ninety (90) days of receipt of the initial invoice on which the Disputed Amount appears. If Customer does not submit such written dispute notice and reasonably sufficient supporting documentation to Equinix within such ninety (90) day period, then notwithstanding anything in this Agreement to the contrary, Customer waives all rights to dispute such Disputed Amount and to file a claim of any kind relating to such Disputed Amount (and Customer also waives all rights to otherwise claim that it does not owe such Disputed Amount or to seek any set-offs or reimbursements or other amounts of any kind based upon or relating to such Disputed Amount).

4.	Access and Use of the IBX Centers, and Use of Customer’s Equipment.

a. Subject to the terms and conditions of this Agreement, Customer will have access to the Licensed Space twenty-four (24) hours per day, three hundred sixty-five (365) days per year.

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b. Unless otherwise expressly provided in an Order (and then only to the extent otherwise expressly provided therein), Customer will be responsible for configuring, providing, placing, installing, upgrading, adding, maintaining, repairing, and operating Customer’s Equipment, which actions Customer may engage in only to the extent permitted by, and subject to, the terms and conditions of this Agreement. Customer represents, warrants and covenants that it has obtained and will maintain throughout the Term the legal right and authority (including regulatory consents) to operate, configure, provide, place, install, upgrade, add, maintain and repair Customer’s Equipment as contemplated by this Agreement. Without limiting the foregoing, Customer will obtain and maintain throughout the Term consent from Customer’s subcontractors, third party providers, vendors, Sublicensees and any other parties necessary to permit Equinix (including any contractors or others acting at Equinix’s request) to access Customer’s Equipment to provide the Services. Except as set forth in Section 5 (which is further limited by Section 6), Equinix will not have any responsibility for any loss or damage to Customer’s Equipment.

c. Equinix and Customer will comply with the Policies, which have been furnished to customer and which are incorporated by reference into this Agreement. Subject to Customer’s termination right in Section 8(c). Equinix may modify the Policies at any time(s), and any modification by Equinix to the Policies will be effective upon notice to Customer, except modifications to the Shipping Policies, which will be effective immediately upon being made.

d. Customer will be responsible and liable for all acts or omissions of Customer’s Authorized Persons, Accompanying Persons, and Associated Entities, and all such acts or omissions will be attributed to Customer for all purposes under this Agreement (to the same extent as if Customer had committed the act or omission), including for purposes of determining responsibility, liability and indemnification obligations.

e. Customer will not file a mechanic’s lien or similar lien on the Licensed Space or IBX Centers, and Customer will be responsible for any mechanic’s lien or similar lien filed by any Authorized Person, Accompanying Person or Associated Entity. Without limiting the foregoing, in the event any such lien is filed, Customer will be responsible for the immediate satisfaction, payment or bonding of any such lien.

5.	Indemnification.

a. Equinix will indemnify, defend and hold harmless the Customer Parties from any and all liability, damages, costs and expenses (including reasonable attorneys’ fees and expenses) for claims brought by third parties for personal injury or damage to tangible property resulting from the gross negligence or willful misconduct of Equinix.

b. Customer will indemnify, defend and hold harmless

the Equinix Parties from any and all liability, damages, costs and expenses (including reasonable attorneys’ fees and expenses) for (i) claims brought by third parties for personal injury or damage to tangible property resulting from the gross negligence or willful misconduct of Customer (ii) any claim by any of Customer’s Authorized Persons, Accompanying Persons or Associated Entities or any employee of Customer other than a claim based on the gross negligence or willful misconduct of Equinix; (iii) any claim relating to, or arising out of, Customer’s, or any of its customers’, services, equipment (including Customer’s Equipment) or Customer’s use of the Services provided under this Agreement (including claims relating to interruptions, suspensions, failures, defects, delays, impairments or inadequacies in any of the aforementioned services, including the Services from Equinix), other than a claim based on the gross negligence or willful misconduct of Equinix; (iv) any claim that Customer has failed to fulfill a contractual obligation with a third party, and (v) any claim resulting from Customer’s failure to obtain or maintain the required consents pursuant to Section (4(b).

c. Through counsel of its own choosing, the indemnified Party has the right to participate in (but not control the defense of) any proceeding in which it is being indemnified under this Agreement, but in such event the indemnified Party will be solely responsible for paying the legal fees and expenses for its own counsel. The indemnifying Party will, however, continue to be solely responsible for all other expenses relating to the action, including the legal fees and expenses of the counsel it selects to defend the claims. The indemnifying Party shall not take any action, which unreasonably exposes the indemnified Party to a risk of damages, which would not be covered by such indemnity, and may not settle any matter without the prior written consent of the indemnified Party, which shall not be unreasonably withheld.

6.	Warranty Disclaimer, Limitation of Liability, Credits.

a. EQUINIX DOES NOT WARRANT THAT THE SERVICES PROVIDED HEREUNDER WILL BE UNINTERRUPTED, ERROR-FREE, OR COMPLETELY SECURE. EQUINIX DOES NOT MAKE, AND EQUINIX HEREBY DISCLAIMS, ANY AND ALL IMPLIED WARRANTIES WITH REGARD TO THE SERVICES, INCLUDING THE IMPLIED WARRANTIES OF MERCHANTABILITY, FITNESS FOR A PARTICULAR PURPOSE AND NONINFRINGEMENT. EXCEPT AS OTHERWISE EXPRESSLY SET FORTH IN THIS AGREEMENT, EQUINIX DOES NOT MAKE, AND HEREBY DISCLAIMS, ALL EXPRESS WARRANTIES WITH REGARD TO THE SERVICES. ALL SERVICES PROVIDED PURSUANT TO THIS AGREEMENT ARE PROVIDED OR PERFORMED ON AN “AS IS”, “AS AVAILABLE” BASIS, AND CUSTOMER’S USE OF THE SERVICES IS SOLELY AT ITS OWN RISK.

b. NOTWITHSTANDING ANYTHING TO THE CONTRARY IN THIS AGREEMENT, IN NO EVENT WILL EQUINIX OR CUSTOMER BE LIABLE TO THE OTHER PARTY FOR ANY CONSEQUENTIAL, INDIRECT, INCIDENTAL, SPECIAL, RELIANCE, EXEMPLARY OR PUNITIVE DAMAGES, INCLUDING LOST PROFITS, LOSS OF BUSINESS, LOSS OF REVENUES, LOSS OF DATA, INTERRUPTION OR CORRUPTION OF DATA, EVEN IF ADVISED OF THE POSSIBILITY OF SUCH DAMAGES, OR ANY OTHER TYPE OF DAMAGES OTHER THAN DIRECT DAMAGES.

        c. NOTWITHSTANDING ANYTHING TO THE CONTRARY IN THIS AGREEMENT, EXCLUDING LIABILITY UNDER SECTION 5, EQUIFAX’S TOTAL LIABILITY TO CUSTOMER IN THE AGGREGATE FOR THE ENTIRE TERM (AND REGARDLESS OF WHETHER THE CLAIMS ARE BROUGHT DURING OR AFTER THE TERM) WITH RESPECT TO ALL CLAIMS ARISING FROM OR RELATED TO THE SUBJECT MATTER OF THIS AGREEMENT’ (INCLUDING ATTORNEY’S FEES) WILL NOT EXCEED THE AMOUNT ACTUALLY PAID BY CUSTOMER TO EQUIFAX FOR THE THREE (3) MONTH PERIOD IMMEDIATELY PRECEDING THE MONTH IN WHICH THE FIRST CLAIM BROUGHT BY CUSTOMER AGAINST EQUINIX RELATING TO THIS AGREEMENT AROSE. AS A FURTHER LIMITATION, EQUINIX’S MAXIMUM LIABILITY FOR ANY CLAIMS RELATING TO SERVICES OFFERED OR PROVIDED BY EQUINIX (I) FOR A NON-RECURRING CHARGE ONLY, OR (II) AS SMART HANDS SERVICES, SHALL NOT EXCEED THE AMOUNT OF THE SERVICE FEE FOR SUCH SERVICE PROVIDED ON THE OCCASION GIVING RISE TO THE CLAIM. NOTWITHSTANDING ANYTHING IN THIS AGREEMENT TO THE CONTRARY, BUT EXCLUDING LIABILITY UNDER SECTION 6, SECTION (G) OF EXHIBIT B AND CUSTOMER’S OBLIGATION TO PAY CHARGES HEREUNDER, CUSTOMER’S TOTAL LIABILITY IN THE AGGREGATE FOR THE ENTIRE TERM (AND THEREAFTER IF ANY CLAIMS ARE BROUGHT AFTER THE TERM) FOR DAMAGES TO EQUINIX WITH RESPECT TO ANY AND ALL CLAIMS IN THE AGGREGATE AT ANY AND ALL TIMES ARISING FROM OR RELATED TO THE SUBJECT MATTER OF THIS AGREEMENT WILL BE LIMITED TO, AND WILL NOT EXCEED, THE RECURRING CHARGES ATTRIBUTABLE TO THE THREE (3) MONTHS IMMEDIATELY PRIOR TO THE MONTH IN WHICH THE FIRST CLAIM BROUGHT BY EQUINIX AGAINST CUSTOMER RELATING TO THIS AGREEMENT AROSE.

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d. THE LIMITATIONS SET FORTH IN SECTIONS 6(b)-(c) WILL APPLY TO ANY AND ALL CLAIMS AND CAUSES OF ACTION WHATSOEVER, REGARDLESS OF WHETHER IN CONTRACT, TORT, STRICT LIABILITY OR OTHER THEORY.

e. Equinix and Customer each waive the right to bring any claim against the other Party arising or in any way relating to this Agreement more than one (1) year after the date this Agreement expires or is earlier terminated.

f. If some or all of the Licensed Space is not usable for a period exceeding one (1) hour (the “Temporarily Unusable Licensed Space”), subject to the remainder of this Section 6(f), Customer will be entitled to a credit for each full hour that such Temporarily Unusable Licensed Space is unusable. The credit shall equal one seven hundred twentieth (1/720) of the monthly recurring Service Fee for each of the following: (i) the Temporarily Unusable Licensed Space; (ii) the Power Services in such Temporarily Unusable Licensed Space; and (iii) the Cross-Connects installed in such Temporarily Unusable Licensed Space. This credit is Customer’s sole and exclusive remedy for interruptions, suspensions, failures, defects, delays, impairments or inadequacies in any of the Services. Notwithstanding the foregoing, Customer will only have the right to receive a credit if (i) Customer notifies Equinix within five (5) days of its inability to use the Temporarily Unusable Licensed Space and (ii) the Temporarily Unusable Licensed Space is not usable for reasons other than for (a) the actions or omissions of Customer, Customer’s Authorized Persons, Accompanying Persons or Associated Entities; (b) Customer’s Equipment, or the equipment of any of Customer’s Authorized Persons, Accompanying Persons, or Associated Entities; or a Force Majeure Event. In the event that two (2) events entitling Customer to a credit occur within a six (6) month consecutive month period, Customer may terminate this Agreement upon written notice to Equinix, provided that such notice is provided within five (5) days of the event giving rise to Customer’s right to terminate as provided herein.

7.	Insurance.

        a. Customer agrees to maintain appropriate insurance, at its expense, for each IBX Center during the entire time this Agreement is in effect, which at a minimum shall consist of (i) Commercial General Liability Insurance in an amount not less than One Million U.S. Dollars ($1,000,000), or the local currency equivalent, per occurrence for bodily injury, death and property damage, which policy will include contractual liability coverage related to this Agreement; (ii) Workers’ Compensation and employer’s liability insurance in an amount not less than that prescribed by applicable law; and (iii) umbrella or excess liability insurance with a combined single limit of no less than Two Million U.S. Dollars ($2,000,000) or the local currency equivalent. Prior to any use of the Licensed Space at an IBX Center (including, but not limited to, delivery of any of Customer’s Equipment to an IBX Center). Customer will furnish Equinix with certificates of insurance that evidence the minimum levels of insurance set forth herein and which list Equinix and Equinix’s landlord as additional insureds (but the insurance must only list Equinix’s landlord as an additional insured if Equinix so requests). In addition, Customer will notify Equinix of any non-renewal, cancellation, reduction in policy limit or other material change in Customer’s coverage at least forty-five (45) days prior to such change in coverage.

b. Customer will cause and ensure that each insurance policy referred to in Section 7(a), will provide that the insurers waive all claims and rights of recovery by subrogation against the Equinix Parties in connection with any liability or damage covered by Customer’s insurance policies. As to any property insurance carried by Equinix on the IBX Centers where any of the Licensed Space is located, Equinix will obtain a waiver of subrogation in favor of Customer.

8.	Term of Agreement, Suspension of Service, Termination, and Removal of Customer’s Equipment.

a. This Agreement will commence on the MSA Effective Date and, unless terminated earlier in accordance with this Agreement, will terminate on the date the last Order then in effect expires or is terminated. Either Party may terminate this Agreement by giving written notice of termination to the other Party if the other Party breaches any material term or condition of this Agreement and fails to cure such breach within thirty (30) days after receipt of such notice. If the breach (other than where Customer has failed to pay Service Fees owed) cannot be cured within thirty (30) days, the breaching Party shall be given a reasonable period of time, but not to exceed sixty (60) days, to cure the breach, provided that the breaching Party acts promptly and diligently to cure such breach. Equinix may also terminate this Agreement if (i) it exercises any of its rights under Section 8(b) three (3) or more times during any twelve (12) month period; (ii) Customer’s breach referenced in Section 8(b) (ii) or (iii) continues for at least ten (10) days after Customer’s receipt of written notice from Equinix, or (iii) Customer liquidates, ceases to do business, or becomes insolvent. Notwithstanding anything in this Section 8(a) to the contrary, except where Customer has failed to timely cure a monetary breach, if Customer has Licensed Space in more than one IBX Center, and a Party fails to timely cure a material breach as to fewer than all such IBX Centers, then the non-breaching Party may only terminate the Orders for Services in the IBX Center(s) where the material breach has not been timely cured, and this Agreement and all other Orders will remain in full force and effect as to all other IBX Centers.

        b. Equinix may suspend the provision of Services, including discontinuing the supply of power and denying access to the IBX Center, if (i) Customer fails to cure any monetary breach of this Agreement (e.g. fails to pay any amounts owed) within ten (10) days of notice of the same (or within five (5) days of notice of the same in the event Customer’s account is past due on two (2) or more occasions during a six (6) month period); (ii) Customer breaches any provision of this Agreement that in Equinix’s reasonable judgment interferes with Equinix’s operation or maintenance of the IBX Center or with one or more of its other customer’s use thereof, and Customer fails to cure such breach within one (1) hour of being notified (either by fax, e-mail or phone call, at the option of Equinix as to which form of notification) of the same; or (iii) Customer breaches any provision of this Agreement that in Equinix’s reasonable judgment has the potential to interfere with Equinix’s operation or maintenance of the IBX Center or with one or more of its other customers’ use thereof, and Customer fails to cure such breach within forty-eight (48) hours of being notified (either by fax, e-mail or phone call, at the option of Equinix as to which form of notification) of the same. If Equinix suspends a Service pursuant to this Section 8(b), unless Equinix has subsequently terminated this Agreement as permitted under this Agreement, Equinix will resume the discontinued Service within twenty-four (24) hours after it is reasonably satisfied that Customer has cured the breach (es) which gave rise to the suspension, and Equinix may charge a reinstatement fee equal to the direct out-of-pocket expenses incurred by Equinix to discontinue and to then resume the Service.

c. Equinix or Customer may terminate this Agreement as to any affected Licensed Space or IBX Center if any portion of the IBX Center in which the affected Licensed Space is located becomes subject to a condemnation proceeding or is condemned, Equinix’s possession is otherwise terminated or abated, or Equinix cannot provide Customer with access to the affected Licensed Space as contemplated herein for a period exceeding thirty (30) days. Customer may terminate this Agreement as to a Licensed Space if Equinix modifies the Policies in a way that materially adversely affects Customer’s use of the Services in such Licensed Space, but only if Customer provides written notification that it wishes to terminate this Agreement within thirty (30) days after Customer received notification of such changes in the Policies.

d. Upon expiration or termination of this Agreement, or an Order (or any portion thereof), all rights of Customer with respect to the Licensed

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Space (or the affected portion thereof) (“Terminated Space”), will terminate, and Customer will immediately remove all of Customer’s Equipment and other tangible items of any kind belonging to Customer, Customer’s Authorized Persons, Accompanying Persons and/or Associated Entities located in such Terminated Space, but not any wiring, cable or other equipment or property owned, leased or licensed by Equinix. If Customer fails to remove any such property (including Customer’s Equipment) in accordance with this Section 8(d), Equinix will be entitled to pursue all available legal remedies against Customer, including (i) immediately removing any or all such property and storing it at Customer’s expense at an on-site or off-site location; (ii) shipping such property to the address set forth at the end of this Agreement at Customer’s risk and expense; or (iii) liquidating such property in any commercially reasonable manner and charging Customer for all costs associated with the liquidation if Equinix provides thirty (30) days’ prior notice to Customer. If Customers account is past due (excluding Disputed Amounts, subject to a pending dispute), including during the time after this Agreement or any Order or portion thereof expires or is terminated then, notwithstanding anything in this Agreement to the contrary, Customer may not remove any of Customer’s Equipment from an IBX Center and hereby waives its right to do so. Additionally, Equinix may (i) immediately remove any or all such property and store it at Customer’s expense at an on-site or off-site location until Customer pays all amounts owed to Equinix and then retrieves the property, or (ii) liquidate such property in any commercially reasonable manner and charge Customer for all costs associated with the liquidation and retain from the liquidation all amounts necessary to pay Equinix the past due amounts if Equinix provides thirty (30) days’ prior notice to Customer and Customer fails to pay all such amounts.

e. While Customer has no right to use the Services provided under an Order after the end of the term of such Order, if Customer does so, Customer will be obligated to pay for such Services pursuant to the terms and conditions of this Agreement and any such Order, and any such Order will continue in effect for as long as the Services are used by Customer. Notwithstanding the foregoing, in such event, any such Order will be terminable at will by Equinix effective immediately upon notice to Customer. In addition, notwithstanding anything in this Agreement to the contrary, if this Agreement would have otherwise terminated prior to Customer’s cessation of its use of the Services, this Agreement will continue in effect for as long as the Services are used by Customer, but this Agreement will be terminable at will by Equinix effective immediately upon notice to Customer.

f. Neither Party will be liable to the other Party for properly terminating this Agreement or any portion thereof in accordance with its terms, but Customer will be liable to Equinix for any amounts owed prior to the effective date of termination. Notwithstanding anything to the contrary in this Agreement, Equinix has the right to recover from Customer all damages recoverable under law for the period past the end of the Term, if Equinix terminates this Agreement prior to the end of the full Term due to Customer’s material breach.

g. Notwithstanding anything in this Agreement (including in any Order) to the contrary, under no circumstances will any Order survive the expiration or earlier termination of this Agreement, and under no circumstances will any Order pertaining to an IBX Center survive the termination of this Agreement as to that IBX Center. Equinix will not have any obligation to provide any Services after the expiration or earlier termination of this Agreement, and Equinix will not have any obligation to provide any Services at an IBX Center after the expiration or earlier termination of this Agreement as to such IBX Center.

9.	Miscellaneous.

a. Notice. Except where otherwise expressly stated in the Agreement(e.g. 8(b) (ii) and (iii)), (and regardless of whether certain provisions in this Agreement expressly require written notice, consent or approval) all notices, consent, or approvals required by this Agreement will only be effective if in wiring and sent by (i) certified or registered air mail, postage prepaid; (ii) overnight delivery requiring a signature upon receipt; (iii) delivery by hand; or (iv) facsimile or electronic mail (promptly confirmed by certified or registered mail or overnight delivery), to the Parties at the respective street addresses, facsimile numbers, or electronic mail addresses set forth at the end of this Agreement or such other addresses or facsimile numbers as may be designated in writing by the respective Parties. Notices, consents and approvals will be deemed effective on the date of receipt. Notwithstanding anything to the contrary in this Agreement, notices sent by Equinix pursuant to Sections 3(a), 3(b) and 4(c) may be sent by first class US mail, and receipt of such notices shall be presumed to occur five (5) days after mailing.

b. Governing Law; Forum; Attorneys’ Fees. This Agreement will be governed in all respects by the internal laws of the State of California without regard to its conflict of laws provisions. The Parties irrevocably agree to the exclusive jurisdiction of the courts of San Francisco, California. If any legal action is brought by either Party arising from, or related to, the subject matter of this Agreement, the prevailing Party will be entitled to an award of its reasonable attorney’s fees and costs.

c. Entire Agreement. This Agreement, the exhibits, the Policies then in effect, and all Orders executed at any time during the Term, all of which are incorporated herein by reference into this Agreement, constitute the complete and entire agreement between the Parties with respect to the subject matter hereof, and supersede and replace any and all prior or contemporaneous discussions, negotiations, proposals, understandings and agreements, written and oral, regarding such subject matter, as well as any industry custom. This Agreement will be effective only when signed by each Party. This Agreement may be executed in two or more counterparts, each of which will be deemed an original, but all of which together will constitute one and the same instrument. This Agreement may be amended only in writing by an instrument signed by each Party. For the avoidance of doubt, the prior sentence is not meant to prohibit the Order procedure described in Section 2 or prohibit Equinix from modifying the rates and fees or the Policies pursuant to Sections 3(b) and 4(c), respectively.

        d. Construction. Each Party acknowledges and agrees that it has reviewed, and has had an opportunity to have reviewed, this Agreement (including the exhibits and the Policies), and it is the Parties’ intent that this Agreement will not be construed against any Party. The section headings and captions throughout this Agreement are for convenience and reference only, and will not be used to construe this Agreement. If any provision of this Agreement, as applied to any Party or to any circumstance, is adjudged by a court to be invalid, illegal or unenforceable, the same will not affect the validity, legality, or enforceability of the portion of the provision, if any, that is not invalid, illegal or unenforceable, the application of such provision in any other circumstances, or the validity, legality, or enforceability of any other provision of this Agreement. All terms and conditions of this Agreement will be deemed enforceable to the fullest extent permissible under applicable law, and, when necessary, the court in any action between the Parties is requested to reform any and all terms or conditions to give them as much effect as possible.

e. Survival. Sections 4(b), 5, 6, 8, 9(d), (e), (h), (i), Exhibit A, and Section (g) of Exhibit B will survive the termination of this Agreement, but Exhibit A will only survive for one (1) year after the end of the Term. In addition, all provisions of this Agreement that can only be given proper effect if they survive the termination of this Agreement will survive the termination of this Agreement. This Agreement will be valid as to any obligation incurred prior to termination of this Agreement, including any Service Fees owed by Customer.

f. License. This Agreement, and the rights of Customer hereunder, are, without any further action by any Party, subject and subordinate to the leases for the IBX Centers and all superior instruments to such leases (including, without limitation, mortgages or ground leases for the IBX Centers). This Agreement is a services agreement and is not intended to and will not constitute a lease of any real or personal property. Customer acknowledges and agrees that (i) it

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has been granted only a license (“License”) to use the Licensed Space in accordance with this Agreement: (ii) Customer has not been granted any real property interest under this Agreement; and (iii) Customer has no rights as a tenant or otherwise under any real property or landlord/tenant laws, regulations, or ordinances. Equinix hereby reserves, with respect to the IBX Centers, all rights not specifically granted to Customer in this Agreement, including, without limitation, the right (i) of access to and use of the IBX Centers for its own use or the use of others; (ii) to grant additional licenses to other persons or co-location customers for the use of portions of the IBX Centers; and (iii) to exercise or grant other rights not inconsistent with the rights granted in this Agreement. Unless otherwise expressly agreed to by the Parties in writing, Equinix will retain title to all parts and materials used or provided by Equinix or third parties acting on Equinix’s behalf in the performance and/or furnishing of the Services.

a. Equinix Affiliates, Independent Contractors; Assignment. Equinix may permit any other Equinix Affiliate, or any independent contractor or other third party, to perform any of Equinix’s obligations hereunder, and Equinix may assign this Agreement to any person or entity at any time. Customer may assign this Agreement without Equinix’s prior consent (in which event Customer must provide Equinix with prior notice of the assignment) only where the party to whom this Agreement is assigned by Customer is either an Affiliate of Customer, or is acquiring all or substantially all of Customer’s business or assets, including through merger. This Agreement will be binding upon and inure to the benefit of all successors and permitted assigns of Equinix and Customer, who will be bound by all of the obligations of their predecessors or assignors. Except as set forth in Exhibit B of this Agreement with respect to sublicensing only, and this Section 9(g) with respect to an assignment of the entire Agreement under the conditions specified above only. Customer will not assign, delegate, transfer or sublicense all or any part of the Licensed Space.

b. Force Majeure. Excluding Customer’s obligation to pay amounts owed under this Agreement, including Service Fees, neither Party will be responsible or in any way liable to the other Party, and neither Party will have any termination or other rights, arising out of or relating to any failure by the other Party to perform or any hindrance in the performance of the obligations under this Agreement if such failure or hindrance is caused by events or circumstances beyond such nonperforming Party’s control, including acts of God, war, labor strike, terrorist act, fire, flood, earthquake, any law, order, regulation or other action of any governing authority or agency thereof, or failure of the Internet , (each a “Force Majeure Event”). In the event of a Force Majeure Event substantially prevents or hinders Equinix’s ability to provide Customer with the Services contemplated by this Agreement or substantially prevents or hinders Customer’s ability to use the Service for more than thirty (30) consecutive days, Customer may terminate this Agreement upon prior written notice of termination of not less than thirty (30) days in advance of the effective date of termination and Equinix receives such notice of termination no later than thirty (30) days after the date Customer’s right to terminate arises pursuant to this Section 9(h).

c. Conflicts. All Orders are at all times subject to all of the terms and conditions of this Agreement. In the event of a conflict between the body of this Agreement and an Order, the body of this Agreement will control, unless the body of this Agreement, or the Order in writing, states that the conflicting term in the Order controls. In the event of a conflict between (1) the Policies and (2) either the body of this Agreement or any Order, the body of this Agreement or any Order will control.

d. General. Except where otherwise expressly stated herein, and subject to the limitations set forth in Section 6, the rights and remedies provided for herein are cumulative and not exclusive of any rights or remedies that a Party would otherwise have.

Each Party recognizes and agrees that the warranty disclaimers and liability and remedy limitations in this Agreement are material bargained for bases of this Agreement and that they have been taken into account and reflected in determining the consideration to be given by each Party under this Agreement and in the decision by each Party to enter into this Agreement.

Equinix and Customer are independent contractors and this Agreement will not establish any relationship of partnership, joint venture, employment, franchise or agency between Equinix and Customer. Neither Equinix nor Customer will have the power to bind the other or incur obligations on the other’s behalf without the other’s prior written consent.

The Parties agree that there will be no third party beneficiaries to this Agreement, including, but not limited to, any Accompanying Person, Associated Entity (which includes any Sublicensee), Authorized Person, end user, customer or the insurance providers for either Party.

No Party’s directors, officers or employees will have any liability to any other Party with respect to this Agreement. Except as may be specifically otherwise consented to in writing by an Affiliate of a Party (and none of the other terms of this Agreement shall be deemed to constitute such consent), no Party’s Affiliates will have any liability to any other Party with respect to this Agreement, including with respect to any Orders.

No waiver of any breach of any provision of this Agreement will constitute a waiver of any prior, concurrent or subsequent breach of the same or any other provisions hereof, and no waiver will be effective unless made in writing and signed by an authorized representative of the waiving Party.

10.	Definitions.

Accompanying Person: Each person (other than an employee of Equinix) who is accompanied by an Authorized Person while at an IBX Center.

Affiliate: As to a Party, means any entity controlling, controlled by, or under common control with such Party, where the term “control” and its correlative meanings, “controlling,” “controlled by,” and “under common control with,” means the legal, beneficial or equitable ownership, directly or indirectly, of more than fifty percent (50%) of the aggregate of all voting equity interests in an entity. Without limiting the foregoing, but in addition thereto, any Affiliate of, or subsidiary of, Equinix, Inc. shall be deemed to be an Affiliate of Equinix.

Associated Entity: Each individual, company, partnership or other entity of any type which employs, contracts with, or is otherwise associated or affiliated with any of Customer’s Authorized Persons or Accompanying Persons. Without limiting the foregoing definition, each Sublicensee that has sublicensed Sublicensed Space at an IBX Center will be an Associated Entity at such IBX Center.

Authorized Person: Each person who is then included on the most recent list of Authorized Persons given to Equinix by Customer in accordance with the Policies.

Billing Commencement Date: For a Service ordered in a SOW – the date designated in the SOW as the Billing Commencement Date. For a Service ordered in an Online Order or Phone Order – the date Equinix begins providing the Service to Customer, unless otherwise agreed to by the Parties in the Order.

Cross-Connect: A physical or wireless interconnection within an IBX Center that (i) exits Customer’s cage or (ii) connects Customer to another Equinix customer.

Customer Care Website: The customer care website accessible via the Internet at a location designated by Equinix, which it has the right to change from time to time.

Customer Cross-Connect: A physical interconnection, including cable, connections, and other wiring, that (i) does not exit Customer’s cage, (ii) does not connect Customer to another Equinix customer, and (iii)

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interconnects (a) Equipment belonging to the Customer or (b) POD Equipment that is provided by Equinix and that is in Customer’s cage with Customer’s Equipment.

Customer’s Equipment: All network and/or computer equipment (including wiring and Customer Cross-Connects between such equipment and Customer’s POD Equipment) that is located in the Licensed Space, regardless of whether such equipment is owned, leased, licensed or otherwise obtained for use by Customer, Customer’s Authorized Persons, Accompanying Persons or Associated Entities (but this does not include Cross-Connects or POD Equipment that is provided by Equinix and that is located in Customer’s Licensed Space).

Customer Parties: Customer and the Affiliates, owners, officers, directors, employees, and agents of Customer or of the Affiliates of Customer.

Equinix Parties: Equinix and the Affiliates, owners, officers, directors, employees, and agents of Equinix or of the Affiliates of Equinix.

IBX Centers: The Internet Business Exchange Centers in which Customer licensees Licensed Space or receives Services from Equinix pursuant to an Order.

Licensed Space: The areas licensed by Customer under this Agreement and the Orders and as identified in the Orders as to the amount of space. For each Licensed Space, Equinix will determine at all times during the Term the exact location in the IBX Centers where the Licensed Space will be located, and Equinix will notify Customer accordingly.

Order Confirmation: A document sent by Equinix that confirms, among other things, the Services, the quantity of such Services, and the prices of such Services. Not all Online Orders or Phone Orders require Order Confirmations, and Equinix will determine at all time(s) which Online Orders or Phone Orders require Order Confirmations to be effective.

Parties: Customer and Equinix.

Party: Customer or Equinix.

POD Equipment: The (i) patch panels, DSX panels for category 6 twisted pair, co-axial, single and multi-mode fiber, or (ii) other appropriate (as reasonably determined by Equinix) point of demarcation equipment.

Policies: The procedures, rules, regulations, security practices and policies adopted by Equinix that are then in effect for the IBX Centers, and as they may be amended from time to time by Equinix.

Services: All services, goods and other offerings of any kind requested under an Order agreed to by Equinix, and to be provided by Equinix to Customer pursuant to this Agreement.

Service Fees: Charges and fees for Services charged to Customer by Equinix pursuant to this Agreement.

Shipping Policies: The portion of the Policies entitled Shipping Policies.

Smart Hands Services: Services that are defined as Smart Hand Services under the then current Policies.

Sublicensed Space: The portion of the Licensed Space sublicensed to a Sublicensee by Customer pursuant to the terms of this Agreement.

Sublicensee: A customer of Customer or other third party who sublicenses all or part of the Licensed Space from Customer.

Taxes: Sales, use, transfer, privilege, excuse, VAT, GST, consumption tax, and other similar taxes and duties, whether foreign, national, state or local, however designated, now in force or enacted in the future, which are leveled or imposed by reason of the performance by Equinix or Customer under this Agreement or by Customer with respect to its operations and use of the Services, but excluding taxes on Equinix’s net income.

Term: The term of this Agreement as determined in accordance with Section 8(a) of this Agreement.

This Master Service Agreement has been entered into between the Parties as of the MSA Effective Date.

Customer to complete:

The person signing below hereby warrants and represents that he or she has full authority to execute this Agreement for the Party on whose behalf he or she is signing.

Customer Name:	Box.net, Inc.
(Complete Legal Name)

Authorized Signature:	/s/ Aaron Levie

Printed Name:	Aaron Levie

Title:	CEO

Street address for notices:

Phone:

Facsimile number:

Electronic mail address:

Equinix to complete:

The person signing below hereby warrants and represents that he or she has full authority to execute this Agreement for the Parties on whose behalf he or she is signing.

Authorized Signature:	/s/ Heidi B. Caparro

Printed Name:	Heidi B. Caparro

Title:	Senior Customer Contracts Manager

Street address for notices:

Phone:

Facsimile number:

Electronic mail address:

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Exhibit A

Confidentiality Provisions

The following provisions apply with respect to the treatment of confidential information disclosed by the Parties hereto. All capitalized terms not defined in this exhibit will have the respective meanings specified in the Master Service Agreement to which this Exhibit A is attached and incorporated by reference.

a. Except as expressly permitted in this Exhibit A, no Party will, without the prior written consent of the other Party, disclose any Confidential Information of the other Party to any third party. Information will be considered Confidential Information of a Party if it is (a) identified, with in writing or orally, as confidential at the time of disclosure; and (b) it contains the disclosing Party’s customer lists, customer information, technical information, pricing information, pricing methodologies, financial position, trade secrets, customer communications or proposals, benchmarking information, satisfaction surveys, or information regarding the disclosing Party’s business planning or business operations. In addition, notwithstanding anything in this Agreement to the contrary, (i) the terms of this Agreement will be deemed Confidential Information of each Party; and (ii) the design of the IBX Centers, the Services provided and equipment used at the IBX Centers and the configuration, interconnection, switching and routing of telecommunication cables, networks and services at the IBX Centers will be considered Confidential Information of Equinix.

b. Other than the terms and conditions of this Agreement, information will not be deemed Confidential Information hereunder if such information (i) is known to the receiving Party prior to receipt from the disclosing Party directly or indirectly from a source other than one having an obligation of confidentiality to the disclosing Party; (ii) becomes known (independently of disclosure by the disclosing Party) to the receiving Party directly or indirectly from a source other than one having an obligation of confidentiality to the disclosing Party; (iii) becomes publicly known or otherwise ceases to be secret or confidential, except through a breach of this Agreement by the receiving Party; or (iv) is independently developed by the receiving Party.

c. Each Party will secure and protect the Confidential Information of the other Party (including, without limitation, the terms of this Agreement) in a manner consistent with the steps taken to protect its own trade secrets and confidential information, but not less than a reasonable degree of care. Each Party may disclose the other Party’s Confidential Information where (i) the disclosure is required by applicable law or regulation or by an order of a court or other governmental body having jurisdiction after giving reasonable notice to the other Party with adequate time for such other Party to seek a protective order, (ii) if in the opinion of counsel for such Party, disclosure is advisable under any applicable securities laws regarding public disclosure of business information; or (iii) the disclosure is reasonably necessary and is to that Party’s, or its Affiliates’, employees, officers, directors, attorneys, accountants and other advisors, or the disclosure is otherwise necessary for a Party to exercise its rights and perform its obligations under the Agreement, so long as in all cases referenced in the clauses above the disclosure is no broader than necessary and the person or entity who receives the disclosure agrees prior to receiving the disclosure to keep the information confidential. Each Party is responsible for ensuring that any Confidential Information of the other Party that the first Party discloses pursuant to this Exhibit A (other than disclosures pursuant to clauses (i) and (ii) above that cannot be kept confidential by the first Party) is kept confidential by the person receiving the disclosure to the same extent that the receiving Party must keep the information confidential.

d. Neither Customer nor Equinix grants the other the right to use its trademarks, service marks, trade names, logos, copyrights, or other intellectual property rights or other designations in any promotion, publication, or press release without the prior written consent of the other Party in each case. Notwithstanding the restrictions set forth in this Exhibit A during the Term, (i) Equinix may issue a press release announcing Customer’s entry into the IBX Centers without obtaining Customer’s consent; and (ii) either Party may publicly refer to the other Party, orally and in writing, as a customer or vendor of services of or to the other Party, as the case may be, without obtaining consent from such other Party.

EXHIBIT A

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Exhibit B

Sublicensing Provisions

The following provisions apply with respect to any sublicense of Licensed Space (all capitalized terms herein having the respective meanings specified in the Master Service Agreement to which this Exhibit B is attached and incorporated by reference).

a. Customer may sublicense the Sublicensed Space to Sublicensees provided that (i) the terms and conditions of such Sublicense will be no less restrictive than the Agreement; (ii) Customer will not in its dealing with such Sublicensees act or purport to act on behalf of Equinix or landlords of Equinix; (iii) Customer will require the Sublicensees to abide by the rules set forth in the Policies; (iv) the agreement between Customer and Sublicensee will provide that Sublicensee has no right to sublicense, Space to any other person or entity without Equinix’s written consent, which consent may be withheld for any reason whatsoever or no reason, and without such consent any such sublicense, delegation, assignment or transfer will be null and void; and (v) Customer will cause all Sublicensees to agree in writing that in consideration for the sublicense, Sublicensees waive, to the maximum extent permitted under law, any and all claims of any and all types against Equinix and the landlords of Equinix, at all times, and that in no event will Equinix, or landlords of Equinix, have any liability to such Sublicensees, including liability to such Sublicensees for any damages whatsoever, including direct damages.

b. Notwithstanding anything in this Agreement to the contrary, Customer will remain responsible to Equinix for the performance of all of Customer’s obligations under this Agreement (including the payment of all amounts owed under this Agreement) and all other agreements between Equinix and Customer (“Rotated Agreements”). No sublicense agreement or arrangement between Customer and any Sublicensees will relieve Customer from any liability under this Agreement or any Related Agreements. Without limiting the foregoing, Customer is responsible for paying the Service Fees for all of the Licensed Space (including Sublicensed Space) and the charges for Services for, or relating to, any or all of the Licensed Space (including Sublicensed Space). In no event will Equinix be deemed to be providing any Services to any Sublicensee for, or relating to, the Sublicensed Space, as the provision of any such Services will be deemed to be to Customer for all purposes under this Agreement. In addition, notwithstanding anything in this Agreement to the contrary, under no circumstances shall Equinix be deemed to have any obligations to any Sublicensee.

        c. Customer must ensure that each and every sublicense agreement or other sublicense arrangement that Customer has with a Sublicensee does not have any terms and conditions that (i) are inconsistent with this Agreement, or (ii) seek to provide any Sublicensee with rights that Customer does not have under this Agreement. Without limiting the foregoing or any other restrictions on Sublicensees, no Sublicensee will have any right to use its Sublicensed Space in any manner that Customer is not permitted to use the Licensed Space, and Customer will ensure that its agreement with each Sublicensee will clearly indicate that Sublicensee does not have any right to use its Sublicensed Space in any manner that Customer is not permitted to use the Licensed Space.

d. Sublicensees do not have any rights, separate and apart from Customer’s rights, to access their Sublicensed Space. Accordingly, only Customer’s Authorized Persons at an IBX Center may access the Sublicensed Space of Sublicensees at such IBX Center. Furthermore, Equinix is not responsible for restricting a

Sublicensee’s access to Customer’s Licensed Space located in a cage or suite to which that Sublicensee has access.

e. Notwithstanding anything in this Agreement to the contrary, a Sublicensee has no right to sublicense, delegate, assign or otherwise transfer its rights to use the Sublicensed Space to any other person or entity without Equinix’s written consent which consent may be withheld for any reason whatsoever or no reason. Any such sublicense, delegation, assignment or transfer will be null and void.

f. If the Parties agree, Equinix and Customer will participate in a joint press announcement to announce when a Sublicensee sublicenses Sublicensed Space at an IBX Center.

g. Without limiting Customer’s indemnification obligations under Section 6, Customer will indemnify and hold harmless the Equinix Parties from any and all liability, damages, costs and expenses (including reasonable attorneys’ fees and expenses) arising from or relating to (i) any claim from any person or entity, including any Sublicensee, arising from or relating to any breach by Customer of any provision of this Exhibit B; (ii) any claim from any person or entity, including any Sublicensee, arising from or relating to any sublicense or Sublicensed Space; (iii) any claim by a customer, vendor, third-party provider or end-user of any Sublicensee, or any person or entity acting on behalf, or at the direction, of any Sublicensee, relating to, or arising out of, a Sublicensee’s or any of its customers’ services, Customer’s or any of its customers’ services, or the Services provided under this Agreement (including claims relating to interruptions, suspensions, failures, defects, delays, impairments or inadequacies in any of the aforementioned services, including the Services from Equinix); and (iv) any claim by a Sublicensee to the extent that such claim, if sustained, would result in any greater obligation or liability of Equinix to such Sublicensee than Equinix has undertaken to Customer under this Agreement.

EXHIBIT B

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